UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 30, 2016

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35570	20-2932652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

7621 Little Avenue, Suite 414, Charlotte, NC 28226

(Address of principal executive office) (zip code)

(Former address of principal executive offices) (zip code)

(704) 366-5122

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

Effective October 1, 2016, American Roadside Burgers, Inc. (“ARB”), a Delaware corporation and a wholly owned subsidiary of Chanticleer Holdings, Inc. (“Chanticleer”), a Delaware corporation, renewed Rich Adams’ employment agreement pursuant to which he will continue to serve as President and Chief Operating Officer of ARB through December 31, 2019. The agreement will automatically renew for an additional one year term unless notice of termination is received at least 60 days prior to the end of the initial term. Mr. Adams will receive a salary of $235,000 per annum plus discretionary bonuses and incentive compensation. In connection with the execution of the agreement, Mr. Adams was also granted a restricted stock unit award under Chanticleer’s 2014 Stock Incentive Plan for 150,000 shares of common stock of Chanticleer, one-half vesting on each of January 1, 2018 and January 1, 2019. Mr. Adams will also be eligible to participate in benefits offered to other executive employees. The agreement contains customary termination provisions.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Mike Carroll and Paul Moskowitz resigned from the Board of Directors of Chanticleer on September 26, 2016 and September 28, 2016, respectively. Their resignations were effective upon the appointment of their replacements on September 28, 2016.

(c) On September 28, 2016, the Board of Directors of Chanticleer appointed Gregory E. Kraut and Paul G. Porter to serve as a directors.

Gregory E. Kraut has been a Principal of Avison Young, a commercial real estate services firm since he founded the company’s New York office in 2011. Prior to joining Avison Young, he was First Vice President of CB Richard Ellis from 2005 to 2011. Mr. Kraut has had a career of over 19 years in tenant and landlord leasing and sales representation, including acquisition, disposition and strategic planning for local and multi-market clients. He has served on several boards including the B’nai B’rith Real Estate Board of Directors and the American Israel Public Affairs Committee Real Estate Division Executive Council, and currently serves on the Board of Trustees of JCFBS, the largest social services agency in NYC. He previously served as a director of Plymouth REIT.

Paul G. Porter has been the Managing Director of Siskey Capital, LLC since April 2015, where he is primarily responsible for the legal oversight, structuring and management of transactions and investment initiatives for the firm’s various private equity funds. Prior to joining Siskey Capital, Paul was a senior partner with McGuireWoods LLP for 15 years. During his tenure at the firm, Paul primarily concentrated his practice and expertise in the areas of mergers and acquisitions, business law, corporate governance, venture finance and management led buyouts.

There are no arrangements or understandings between the newly appointed directors and any other persons pursuant to which they were appointed directors. There are no family relationships between either newly appointed director and Chanticleer’s other directors or executive officers. There are no current or proposed transactions in which either of the newly appointed directors has a direct or indirect material interest in which Chanticleer is involved and in which the amount involved exceeds the lesser of $120,000 or one percent of the average of Chanticleer’s total assets at year end for the last two completed fiscal years.

(e) The disclosures set forth in Item 1.01 regarding Mr. Adams’ employment agreement are incorporated into this Item 5.02 by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2016

Chanticleer Holdings, Inc.

By:	/s/ Michael D. Pruitt
Michael D. Pruitt
Chief Executive Officer